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                                                                     EXHIBIT 4.4

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

          SECOND AMENDMENT, dated as of February 3, 2000 to the Rights Agreement between Sun Company, Inc. and First Chicago Trust Company of New York, as Rights Agent dated as of February 1, 1996, and last amended July 3, 1997 (the "Rights Agreement"). Pursuant to Section 27 of the Rights Agreement, Sunoco, Inc., the successor by name change to Sun Company, Inc. (the "Company") and First Chicago Trust Company of New York (the "Rights Agent") shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 27 thereof.

          1. All references to "Sun Company, Inc." in the current text of the Rights Agreement are hereby changed to "Sunoco, Inc."

          2. Paragraph (a) of Section 23 of the Rights Agreement is hereby amended to read in its entirety as follows:

          Section 23. Redemption. (a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth (10th) day after the Stock Acquisition Date (or such later date as a majority of the Continuing Directors may designate prior to such time as the Rights are no longer redeemable), and (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"); provided, however, that if the Board of Directors of the Company authorizes redemption of the Rights in either of the circumstances set forth in clauses (x) or (y) below, then there must be Continuing Directors in office and such authorization shall require the concurrence of a majority of the Continuing Directors: (x) such authorization occurs on or after the Stock Acquisition Date, or (y) such authorization occurs on or within ninety (90) days of the date of a change (resulting from a proxy or consent solicitation) in a majority of the directors of the Company in office at the commencement of such solicitation if any Person who is a participant in such solicitation has stated (or if upon the commencement of such solicitation, a majority of the directors of the Company has determined in good
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     faith) that such Person (or any of its Affiliates or Associates) intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event. Notwithstanding anything in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired.

          2. Section 27 of the Rights Agreement is hereby amended to read in its entirety as follows:

          Section 27. Supplements and Amendments. The Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock or Series A Preference Stock. From and after the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (a) to cure any ambiguity,
     (b) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or (c) to change or supplement the provisions hereof in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Notwithstanding the foregoing, (x) after the Stock Acquisition Date or (y) on or within ninety
     (90) days of the date of a change (resulting from a proxy or consent solicitation) in a majority of the directors of the Company in office at the commencement of such solicitation, if any Person who is a participant in such solicitation has stated (or if upon the commencement of such solicitation, a majority of the directors of the Company has determined in good faith) that such Person (or any of its Affiliates or Associates) intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event, any supplement or amendment shall be effective only if there are Continuing Directors then in office, and such supplement or amendment shall have been approved by a majority of such Continuing Directors. Upon the delivery of a certificate from an
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     appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock and Series A Preferred Stock.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal by its authorized officers.

     Dated as of February 3, 2000.

                                         SUNOCO, INC.

                                    By:  s/ THOMAS W. HOFMANN
     {SEAL}                              -----------------------
                                         Thomas W. Hofmann
                                         Vice President and
                                         Chief Financial Officer

     Attest:

          s/ ANN C. MULE'
          ---------------
          Ann C. Mule'
          General Attorney and
          Corporate Secretary
          Sunoco, Inc.

     Countersigned:


     FIRST CHICAGO TRUST DIVISION
     (f/k/a FIRST CHICAGO TRUST COMPANY OF NEW YORK), as Rights Agent

          By:  s/ MICHAEL S. DUNCAN
               --------------------
               Michael S. Duncan
               Director, Corporate Actions